UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BMC Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042
(713) 918-8800

July 19, 2004

Dear Stockholder:

      BMC Software’s Annual Meeting of Stockholders will be held on Tuesday, August 24, 2004 at 10:00 a.m. local time, in the Emerson Room at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. We look forward to your attendance either in person or by proxy. If you received your Annual Meeting materials by mail, the annual report, notice of Annual Meeting, proxy statement and proxy card from BMC Software’s Board of Directors (the “Board”) are enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report and proxy statement on the Internet at www.bmc.com/investors. We encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up for electronic delivery of BMC Software stockholder communications. For more information, see “Electronic Delivery of BMC Software Stockholder Communications” in the proxy statement.

      At this year’s Annual Meeting, the agenda includes the annual election of directors and ratification of the appointment of independent auditors. The Board recommends that you vote FOR election of the director nominees and FOR ratification of the appointment of independent auditors. Please refer to the proxy statement for detailed information on each of the proposals to be considered at the Annual Meeting.

Very truly yours,

B. GARLAND CUPP
Chairman of the Board

BMC SOFTWARE, INC.

Houston, Texas

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 24, 2004

To the Stockholders of

BMC Software, Inc.:

      The Annual Meeting of Stockholders of BMC Software, Inc., a Delaware corporation (“BMC”), will be held in the Emerson Room at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, on August 24, 2004 at 10:00 a.m., local time.

      We are holding the Annual Meeting for the following purposes:

1. To elect nine directors, each to serve until the next annual stockholders’ meeting or until his or her respective successor has been duly elected or appointed;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of BMC for the fiscal year ending March 31, 2005; and

3. To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the meeting.

      The above matters are fully described in the proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

      Only stockholders of record at the close of business on July 6, 2004 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at BMC’s offices, 2101 CityWest Boulevard, Houston, Texas 77042 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call BMC Software Investor Relations at (713) 918-4525 to schedule an appointment.

      To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. For further details, see “Voting” and your proxy card or the email you received for electronic delivery of this proxy statement. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs.

By Order of the Board of Directors,

ROBERT H. WHILDEN, JR.
Secretary

July 19, 2004

This proxy statement and the Annual Report to Stockholders will be made available on the Internet at www.bmc.com/investors on or about July 19, 2004.

Electronic Delivery of BMC Software Stockholder Communications

      If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your BMC Software stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at http://www.proxyvote.com and providing your e-mail address after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

      Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call BMC Software Investor Relations at (713) 918-4525.

Stockholders Sharing the Same Last Name and Address

      In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

      If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you revoke your consent, you will be removed from the Householding program within 30 days of receipt of your revocation and each stockholder at your address will receive individual copies of our disclosure documents. You may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Attending the Annual Meeting

      The Annual Meeting will be held at 10:00 a.m., local time, on Tuesday, August 24, 2004, in the Emerson Room at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. When you arrive, signs will direct you to the Emerson Room. Please note that the doors to the meeting room will not be open until 9:15 a.m. You need not attend the Annual Meeting to vote.

Voting

      To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of this proxy statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the Annual Meeting.

BMC SOFTWARE, INC.

2101 CityWest Boulevard
Houston, Texas 77042-2827

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 24, 2004

      This proxy statement is furnished to the stockholders of BMC Software, Inc. (“BMC”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of BMC. The proxies are to be voted at the 2004 Annual Meeting of Stockholders of BMC (the “Annual Meeting”) to be held in the Emerson Room at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, at 10:00 a.m., local time, on August 24, 2004, and any adjournment thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by BMC will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about July 19, 2004.

      As of July 6, 2004, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 222,559,294 shares of the common stock, $.01 par value, of BMC (the “Common Stock”). Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A majority of the outstanding shares present in person or by proxy will constitute a quorum.

      Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board, and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for BMC.

      BMC’s annual report to stockholders containing financial statements for the fiscal year ended March 31, 2004 accompanies this proxy statement. Stockholders are referred to the annual report for financial and other information about the activities of BMC. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy?

      It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. As is our usual practice, Robert E. Beauchamp, President, Chief Executive Officer and a Director of BMC, and Robert H. Whilden, Jr., Senior Vice President, General Counsel and Secretary of BMC, have been designated as proxies for the 2004 Annual Meeting.

2.	What is a proxy statement?

      It is a document that the regulations of the Securities and Exchange Commission require us to give you when we ask you to sign a proxy card designating Robert E. Beauchamp and Robert H. Whilden, Jr. each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures including information about our Board and officers.

3.	What is the difference between a stock owner of record and a stock owner who holds stock in street name?

      (a) If your shares are registered in your name, you are a stockholder of record.

      (b) If your shares are registered in the name of your broker or bank, your shares are held in street name.

4	What different methods can you use to vote?

      (a) By Internet Proxy: All stockholders of record as of July 6, 2004 can have their shares voted by proxy via the Internet, using the procedures and instructions described on the proxy card and other enclosures. Votes submitted electronically via the Internet or by telephone must be received by 11:59 pm Eastern Daylight Time, on August 23, 2004.

      (b) By Telephone Proxy: All stockholders of record as of July 6, 2004 can also have their shares voted by proxy via touchtone telephone from the U.S. and Canada, using the tollfree telephone number on the proxy card.

      Street name holders may vote by telephone or over the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow share owners to vote their shares and to confirm that their instructions have been properly recorded.

      (c) By Written Proxy: All stockholders of record as of July 6, 2004 can also vote by written proxy card.

      (d) In Person: All stockholders of record as of July 6, 2004 may vote in person at the Annual Meeting (unless they are street name holders without a legal proxy, as described in question 3).

5.	What is the record date and what does it mean?

      The record date for the 2004 Annual Meeting is July 6, 2004. The record date is established by the Board of Directors as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

(a) receive notice of the Annual Meeting, and

(b) vote at the Annual Meeting and any adjournments or postponements of the meeting.

6.	How can you revoke a proxy?

      A stockholder can revoke a proxy prior to the completion of voting at the Annual Meeting by giving written notice to the Secretary of BMC, delivering a later-dated proxy (via the Internet, by telephone or by written proxy card), or voting in person at the Annual Meeting.

7.	What are your voting choices when voting for director nominees, and what vote is needed to elect Directors?

      In the vote on the election of nine director nominees to serve until the 2004 Annual Meeting, stockholders may:

(a) vote in favor of all nominees,

(b) vote to withhold votes as to all nominees, or

(c) vote to withhold votes as to specific nominees.

      The nominees receiving votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy will be elected as directors. A vote to withhold votes as to a nominee will be treated as a vote against that nominee. Stockholders may not cumulate their votes in the election of directors.

      The Board recommends a vote “FOR” each of the nominees.

8.	What are your voting choices when voting on the ratification of the appointment of Ernst & Young LLP as independent auditors, and what vote is needed to ratify their appointment?

      In the vote on the ratification of the appointment of Ernst & Young LLP as independent auditors, stockholders may:

(a) vote in favor of the ratification,

(b) vote against the ratification, or

(c) abstain from voting on the ratification.

      The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval by votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy.

      The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as BMC’s independent auditors.

9.	What if a stockholder does not specify a choice for a matter when returning a proxy?

      Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all Director nominees, and FOR the proposal to ratify the appointment of Ernst & Young LLP.

10.	How are abstentions and broker non-votes counted?

      Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have the same effect as a vote against the proposals.

PROPOSAL ONE: ELECTION OF DIRECTORS

      The size of BMC’s Board is currently set at nine, and the nine current Board members are the Board’s nominees for the upcoming election of directors. Based upon a review of their professional and personal affiliations, the Board has determined that eight of the director nominees are independent directors, as defined in the applicable rules for companies listed on the New York Stock Exchange (“NYSE”). The remaining director nominee is BMC’s President and Chief Executive Officer and therefore not independent. Each director serves a one-year term, with all directors subject to annual election. Each of the nominees listed below was elected by the stockholders at the last annual meeting. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by BMC and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The nominees receiving votes of a majority of the shares entitled to vote at the meeting will be elected as directors. Stockholders may not cumulate their votes in the election of directors.

Recommendation of the Board

The Board recommends a vote “FOR” the election to the Board of each of the following nominees.

			Director
Name	Age	Position and Offices with BMC	Since

B. Garland Cupp	63	Chairman of the Board	1989
Robert E. Beauchamp	44	Director, President and Chief Executive Officer	2001
Jon E. Barfield	52	Director	2001
John W. Barter	57	Director	1988
Meldon K. Gafner	56	Director	1987
Lew W. Gray	67	Director	1991
Kathleen A. O’Neil	52	Director	2002
George F. Raymond	67	Director	1987
Tom C. Tinsley	51	Director	1997

      Mr. Cupp was employed by the American Express Corporation from 1978 to 1995 in various executive positions. His last position before retiring in 1995 was Executive Vice President — TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation. Mr. Cupp is currently a private investor. Mr. Cupp is a director of two private companies: Apex Mortgage Company, a bank holding company, and Edmond Bank and Trust Company.

      Mr. Beauchamp has served as President and Chief Executive Officer of BMC since January 2001. From August 1997 to January 2001, he served as Senior Vice President, Research & Development and as Senior Vice President, Product Management and Development. He has been employed by BMC since 1988, when he joined BMC as a senior sales representative. During his employment with BMC, he has served in various senior sales, marketing and strategic planning positions. Mr. Beauchamp is a director of National-Oilwell, Inc., a public company.

      Mr. Barfield has served since 1995 as the Chairman and Chief Executive Officer of The Bartech Group, Inc., one of the nation’s largest minority-owned professional staffing firms specializing in engineering, information technology (IT), administrative outsourcing services, and IT solutions consulting and services through Bartech’s PILLAR Technology Group subsidiary. Mr. Barfield is a director of the following public companies: National City Corporation, Tecumseh Products Company and Granite Broadcasting Corporation.

      Mr. Barter is a private investor. He served as a director of Kestrel Solutions, Inc., a private company, from October 1998 to May 2001 and as CFO from January 2000 to May 2001. Mr. Barter was employed from 1977 until his retirement in December 1997 with AlliedSignal, Inc. in various financial and executive capacities. From July 1988 to September 1994 he served as Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., and from October 1994 to December 1997 he served as Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. Mr. Barter is a director of the following public companies: Bottomline Technologies, Inc. and SRA International, Inc.

      Mr. Gafner is the Chief Executive Officer of the Farsight Group, a company that specializes in advanced communications equipment and consulting. Mr. Gafner served as Chairman of the Board of Kestrel Solutions from April 1997 to June 2001. He was President, Chief Executive Officer and Chairman of the Board of Comstream Corporation, a manufacturer of high-speed satellite earth stations for data distribution, from July 1988 to July 1997.

      Mr. Gray is a private investor. He was employed by International Business Machines Corporation (“IBM”) in various executive positions including President, U.S. National Marketing Division. He was a Corporate Vice President of IBM from 1983 to 1987 and was Corporate Vice President for worldwide education at the time of his retirement in 1987. Mr. Gray is a director of Synkronus, Inc., a private company in which SpeedFactory, a subsidiary, is an internet services provider.

      Ms. O’Neil is the President and Chief Executive Officer of Liberty Street Advisors, LLC, a company that she founded in 2001. Liberty Street Advisors, LLC advises public and private companies on corporate governance, risk management, strategy development, infrastructure needs, leadership alignment and execution of change initiatives. Prior to her work at Liberty Street Advisors, Ms. O’Neil was employed at IBM as general manager of the company’s global financial markets infrastructure group from January 2001 to September 2001. Prior to joining IBM, Ms. O’Neil served for 24 years at the Federal Reserve Bank of New York in a series of executive roles including chief operations officer, chief financial officer, chief administrative officer and chief risk officer. Earlier in her career she was the bank’s chief financial examiner. She is vice chairman of the board of directors of John Carroll University.

      Mr. Raymond is a private investor and President of Buckland Corporation, a private consulting company. He founded Automatic Business Centers, Inc. (“ABC”), a payroll processing company in 1972 and sold the company to CIGNA Corporation (“CIGNA”) in 1983. Mr. Raymond and other members of ABC’s management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director of the following public companies: DocuCorp International, Inc. and Emtec, Inc. He also serves as a director for several private companies.

      Mr. Tinsley has been a Partner with General Atlantic Partners, a private equity investment firm, since February 2001 and served as a Special Advisor to the firm from September 1999 until becoming a partner. Mr. Tinsley joined Baan Company N.V., in November 1995 as President and Chief Operating Officer and served in that position until June 1999. Prior to joining Baan, he was a Director at McKinsey & Company, Inc., where he was employed for eighteen years. Mr. Tinsley is a director of several private technology companies.

      Mr. Barter and Mr. Gafner each previously served as a director and officer of Kestrel Solutions, a privately-owned, early-stage company created to develop and bring to market a new product in the telecommunications industry, which filed a voluntary petition for bankruptcy protection in October 2002. Mr. Barter and Mr. Gafner resigned their positions with Kestrel Solutions in May 2001 and June 2001, respectively. The Board does not believe that these events are material to an evaluation of the ability or integrity of either Mr. Barter or Mr. Gafner.

Corporate Governance and Board Matters

      Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer (CEO); and management runs the company’s day-to-day operations. Our Board currently consists of nine directors as described in “Proposal One: Election of Directors.” The current Board members and nominees for election include eight independent directors, as defined by the rules of the NYSE, and BMC’s President and Chief Executive Officer. The Board’s principal responsibility is to promote the best interests of BMC’s stockholders by providing guidance and oversight for the management of BMC’s business and affairs.

      The Board has adopted Corporate Governance Guidelines, and the Board’s Corporate Governance Committee is responsible for overseeing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines can be viewed on our website at www.bmc.com/investors. Among other matters, the guidelines include the following:

•	Membership on BMC’s Board will be predominantly non-employee directors who, at a minimum, meet the criteria for independence required by the NYSE.

•	The Board has adopted additional independence criteria set forth in the Guidelines.

•	Each regularly scheduled Board meeting will include an executive session of the independent directors.

•	The Board conducts an annual evaluation of itself, its committees and each individual director.

•	The Board prefers that the roles of Chairman of the Board and CEO be held by separate individuals, but if the Board ever decides to vest the role of Chairman in the CEO, then the Board will appoint an independent director as Presiding Director.

•	The Board expects BMC’s directors and officers to exhibit the highest standards of ethical behavior and to set an ethical tone for BMC.

•	To effectively discharge their oversight duties, the Board has direct access to management.

•	Members of the Board are elected annually by the stockholders.

•	Generally, a director will not be nominated to a new term if he or she would be age 70 or older at the time of the election; provided, that such director has had the opportunity to serve at least five years as a director.

•	The Board is committed to a diversified membership.

      The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions for the independent directors (all of whom are non-employee directors) to meet without management present. The Chairman, who is an independent, non-employee director, presides over the executive sessions. The Board met in person four times in fiscal 2004 and held three telephonic meetings. The independent directors met in executive session at the conclusion of each of the in-person meetings. Each Board member attended at least 86% of the total number of meetings of the Board. Each director is encouraged to be present at annual meetings of stockholders. At the 2003 annual meeting of stockholders, six of the nine directors were in attendance.

      The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating Committees. Each of these committees has a written charter approved by the Board. The members of the committees are identified in the following table.

Corporate
Director	Audit	Compensation	Governance	Nominating

B. Garland Cupp		X		X
Jon E. Barfield	X		X
John W. Barter	X		Chair	X
Meldon K. Gafner		Chair
Lew W. Gray		X		X
Kathleen A. O’Neil	X		X
George F. Raymond	Chair
Tom C. Tinsley		X		Chair

      As a non-independent director, Mr. Beauchamp does not serve on any of the Board committees.

      Audit Committee. The Audit Committee has been established to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of BMC’s financial statements and the process that produces them, (ii) BMC’s compliance with legal and regulatory requirements, (iii) the quality and integrity of BMC’s risk management process, and (iv) the qualifications and independence of the independent auditors. The Audit Committee also oversees the performance of BMC’s internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent auditors. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission (“SEC”). No member of the Audit Committee serves on more than three public company audit committees. In fiscal 2004, the Audit Committee held five in-person meetings and eight telephonic meetings, and each of the members attended 100% of the meetings. The report of the Audit Committee begins on page 25.

      Compensation Committee. The Compensation Committee’s function is to support the Board in fulfilling its oversight responsibilities relating to senior management performance, compensation and succession. In this regard, the Board and Compensation Committee align total compensation for the CEO and other senior executives with the long-term interests of stockholders. The Compensation Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2004, the Compensation Committee held eight in-person meetings, and each of the members attended 100% of the meetings, except for Mr. Tinsley who attended 50% of the meetings. The report of the Compensation Committee begins on page 16.

      Corporate Governance Committee. The Corporate Governance Committee was established by the Board in fiscal 2003 to ensure that the Board governance system performs well. The duties of the Corporate Governance Committee include annually reviewing and reassessing the adequacy of BMC’s corporate governance guidelines, managing the Board’s annual evaluation process, monitoring director independence and overseeing outside director compensation. The Corporate Governance Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2004, the Corporate Governance Committee held four in-person meetings and one telephonic meeting, and each of the members attended 100% of the meetings.

      Nominating Committee. The Nominating Committee’s function is to assist the Board in maintaining an effective Board membership. The duties of the Nominating Committee include assessing the appropriate balance of skills, characteristics and perspectives required of an effective Board, identifying, screening and recommending qualified director candidates and periodically reassessing the adequacy of the Board’s size. The Nominating Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Nominating Committee identifies candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Nominating Committee utilizes third party search consultants to identify director candidates. The Nominating Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating Committee, c/o Robert H. Whilden, Jr., Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, TX 77042, and should include the recommended candidate’s name, biographical data and qualifications. The Nominating Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section 12 of BMC’s Corporate Governance Guidelines which can be viewed on our website at www.bmc.com/investors. The Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Nominating Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Nominating Committee determines whether the candidate meets BMC’s minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. In fiscal 2004, the Nominating Committee held three in-person meetings, and each of the members attended 100% of the meetings.

      Communications from Stockholders to the Board. The Board is receptive to direct communication with stockholders and recommends that stockholders initiate any communications with the Board in writing and send them in care of the Corporate Secretary. Stockholders can send communications by e-mail to directors@bmc.com, by fax to (713) 918-1110 or by mail to Robert H. Whilden, Jr., Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Communications to the Board must include the number of shares owned by the stockholder as well as the stockholder’s name, address, telephone number and email address if any. The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, pursuant to Board policy, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in BMC for review and possible response. A more detailed disclosure regarding BMC’s Board Communication Policy is available on our website at www.bmc.com/investors.

Employee Code of Ethics

      The Board has adopted a Professional Conduct Policy and Code of Ethics for BMC. The Board requires all directors, officers and employees to adhere to this policy and code of ethics in addressing the legal and ethical issues encountered in conducting their work. This includes BMC’s principal executive officer and principal financial and accounting officers. A copy of this policy and code of ethics can be viewed at our website at www.bmc.com. Among other matters, this policy and code of ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that BMC files with, or submits to, the SEC and in other public communications made by BMC;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.

Compensation of Directors

      It is the general policy of the Board that compensation for independent directors should be a mix of cash and equity-based compensation. Any employee director, such as BMC’s CEO, is not paid for Board service in addition to his regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from BMC in addition to their Board compensation. The directors and Corporate Governance Committee of the Board periodically review BMC’s director compensation practices and compare them against the practices of a selected peer group of technology companies. The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving BMC but should not be so great as to compromise independence.

      During fiscal 2004, directors who were not employees of BMC (“non-employee directors”) received an annual retainer of $35,000, and the independent Chairman of the Board received an annual retainer of $105,000. Other than the Chairman of the Audit Committee, each committee chair received an additional annual retainer of $3,000, and the Chairman of the Audit Committee received an additional annual retainer of $6,000. During fiscal 2004, each non-employee director also received a $3,000 fee for each Board meeting attended in person and a $1,000 fee for each Committee meeting attended in person, other than Audit Committee meetings. Members of the Audit Committee received a $2,000 fee for each Audit Committee meeting attended in person. In addition, non-employee directors received a $1,000 fee per day for days spent, outside of Board or committee meetings, working at BMC on Board matters or traveling on Board matters. Each non-employee director is eligible to participate in BMC’s Deferred Compensation Plan for Outside Directors (the “director deferral plan”) which permits each participant to defer the receipt of cash compensation for services to BMC until a later distribution date. Until distribution, all deferred amounts are deemed invested in BMC Common Stock. This further aligns the economic interests of the participating director with those of BMC’s stockholders.

      Following the Annual Meeting and assuming that each director is elected to serve as a director for a one-year term at the Annual Meeting, each non-employee director will be granted a stock option to purchase 30,000 shares of Common Stock and the Chairman of the Board will be granted a stock option to purchase 50,000 shares of Common Stock. The exercise price of these options will be the fair market value, which is calculated as the average of the high and low price of the Common Stock on the date of grant, and each option will have a ten-year term and will become fully exercisable on the one-year anniversary of the grant date. Upon ceasing to be a member of the Board, each director will be entitled to continue to hold and exercise these stock options for up to three years. Upon joining the Board, a new director appointed to fill a vacancy or elected by the Board will be granted a stock option to purchase the pro rata portion of 30,000 shares of Common Stock based upon the number of quarters to be served prior to the next annual meeting of stockholders at which time the new director would stand for election by BMC’s stockholders. In 2002, the Board adopted a requirement that each non-employee director own 5,000 shares of Common Stock by the later of: (i) the fifth anniversary after adoption of this requirement or (ii) a director’s fifth anniversary of joining the Board. For information on the number of shares of Common Stock owned by the members of the Board as of July 6, 2004 see “Security Ownership of Management” on page 15.

      Non-employee directors are reimbursed for all travel and related expenses incurred in connection with their Board service.

      The following table sets forth the cash and equity compensation received by each non-employee director for services to BMC during fiscal 2004.

			Options to Purchase
Director	Total Fees		BMC Shares

B. Garland Cupp	$130,000	(1)	50,000
Jon E. Barfield	$58,000		30,000
John W. Barter	$67,000		30,000
Meldon K. Gafner	$58,000		30,000
Lew W. Gray	$59,000		30,000
Kathleen A. O’Neil	$57,000	(2)	30,000
George F. Raymond	$64,000		30,000
Tom C. Tinsley	$58,000		30,000

(1)	Includes $37,625 in fees deferred pursuant to the director deferral plan.

(2)	Includes $16,208 in fees deferred pursuant to the director deferral plan.

      The Board believes that BMC’s total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of BMC’s non-employee directors.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board has appointed Ernst & Young LLP as BMC’s independent auditors to audit its consolidated financial statements for fiscal 2005. Ernst & Young has served as BMC’s independent auditors since March 19, 2002. As a matter of good corporate governance, the Audit Committee has determined to submit Ernst & Young’s selection to stockholders for ratification. In the event that this selection of auditors is not ratified by a majority of the shares of Common Stock entitled to vote at the Annual Meeting, the Audit Committee will review its future selection of auditors.

      The Audit Committee monitors the independence of our independent auditors in part through a strict pre-approval policy. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit services fees, the Audit Committee considers among other factors, the possible effect of the performance of such services on the auditors’ independence. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. In recent years, we have not obtained any of these prohibited services from Ernst & Young, and we are able to obtain such services from other service providers. The Audit Committee does not delegate its responsibilities to management to pre-approve services performed by the independent auditors.

      Representatives of Ernst & Young will attend the Annual Meeting and will be available to respond to questions and, if they desire, to make a statement.

Fees Paid to Ernst & Young

      The following table shows the fees that BMC paid or accrued for the audit and other services provided by Ernst & Young for fiscal years 2004 and 2003, all of which were approved by the Audit Committee:

	2004	2003

	($ in thousands)
Audit Fees	$3,648	$1,990
Audit-Related Fees	36	554
Tax Fees	536	667
All Other Fees	0	0

Total	$4,220	$3,211

      Audit Fees. Fees for audit services include fees associated with the annual audit, the reviews of BMC’s quarterly reports on Form 10-Q and statutory audits required internationally.

      Audit-Related Fees. Fees for audit-related services principally include due diligence in connection with acquisitions and accounting consultations.

      Tax Fees. Fees for tax service include tax compliance, tax advice and tax planning including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as BMC’s independent auditors for fiscal 2005.

EXECUTIVE OFFICERS

      Certain information concerning BMC’s executive officers as of the date of this proxy statement is set forth below, except that information concerning Mr. Beauchamp is set forth above under “Proposal One: Election of Directors.”

Name	Age	Position

Jerome Adams	58	Senior Vice President of Administration
Dan Barnea	59	Senior Vice President of Research & Development
Darroll Buytenhuys	56	Senior Vice President of Worldwide Sales, Services & Marketing
George W. Harrington	52	Senior Vice President and Chief Financial Officer
Robert H. Whilden, Jr.	69	Senior Vice President, General Counsel and Secretary
John W. Cox	45	Vice President and Chief Accounting Officer
Stephen B. Solcher	43	Vice President, Treasurer

      Mr. Adams was appointed Senior Vice President of Administration in August 2002. From 1999 to 2002, Mr. Adams held the position of General Manager, Corporate Services for Shell Oil Company responsible for the development of the Shell Oil Company Learning Center and working with the Shell Oil Company Leadership council on the transformation and blueprint for success, and was a member of the Shell Oil Company executive leadership team. From 1995 to 1999 he served in various positions for Shell Oil Company. Before joining Shell Oil Company in 1995, Mr. Adams served as Vice President, Organization Development, Compensation and Benefits at USF&G. In addition, he was a tenured research professor at the U.S. Military Academy at West Point from 1977 to 1987.

      Mr. Barnea was appointed Senior Vice President of Research & Development in January 2002. Mr. Barnea joined BMC in April 1999 when BMC acquired New Dimension Software, Ltd. and served as Senior Vice President, Operations from January 2001 until January 2002. From June 1995 until the acquisition by BMC, he served as Chief Executive Officer of New Dimension Software, Ltd.

      Mr. Buytenhuys was appointed Senior Vice President of Worldwide Sales, Services & Marketing in January 2002. Mr. Buytenhuys joined BMC in April 1999 when BMC acquired New Dimension Software, Ltd. He served as Senior Vice President, Field Operations — International from January 2000 until January 2002. He served as Vice President, IT Process Automation from April 1999 to January 2000. From 1997 until the acquisition by BMC, he served as President of New Dimension Software, Inc., the United States subsidiary of New Dimension Software, Ltd.

      Mr. Harrington was appointed Senior Vice President and Chief Financial Officer in March 2004. Prior to joining BMC, Mr. Harrington spent nearly 23 years with IBM, serving in a variety of senior financial roles. As vice president of Finance for IBM Software Group, Mr. Harrington was the senior executive responsible for all financial and IT aspects of IBM’s $13 billion software organization. Mr. Harrington also served as the Chief Accountant for IBM Corporation. In addition, he served as vice president, Finance for IBM Americas, responsible for all financial aspects of a $38 billion IBM division. Mr. Harrington also served in a range of finance leadership positions for IBM’s Americas, Asia Pacific and European operations.

      Mr. Whilden was appointed Senior Vice President, General Counsel in January 2000 and was elected Secretary on September 8, 2000. Prior to joining BMC, he had been a partner with the law firm of Vinson & Elkins, LLP in Houston, Texas for more than five years specializing in corporate finance and securities law.

      Mr. Cox was appointed Vice President, Chief Accounting Officer in December 1999. He also served as Chief Financial Officer from January 2001 to March 2004. He has been employed by BMC since 1989, when he joined BMC as manager of taxation. During his employment with BMC, he has served in various senior taxation and finance positions, including Vice President of Taxation and Investor Relations.

      Mr. Solcher joined BMC as Assistant Treasurer in September 1991 and has served as Treasurer since April 1992 and Vice President, Treasurer since 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth information about persons or groups, based on information contained in filings made pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 reflecting beneficial ownership at March 31, 2004, who own or have the right to acquire more than five percent of our Common Stock.

	Common Stock
	Beneficially
Name and Address of Beneficial Owner	Owned	Percent

Barclays Global Investors, NA	18,811,037 (1)	8.36%
45 Fremont Street,
San Francisco, CA 94105

(1)	The number of shares beneficially owned by Barclays Global Investors, NA (“Barclays”) is based on a Schedule 13G/ A filed by Barclays on June 11, 2004. Shares owned, or beneficially owned, by Barclays include shares owned by Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Life Assurance Company Limited.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth the number of shares of Common Stock beneficially owned, as of July 6, 2004, by each current director, by each named executive officer listed in the summary Executive Compensation table on page 23, and by all directors and executive officers as a group. No individual director or executive officer beneficially owned more than one percent of the outstanding shares of Common Stock. As a group, the directors and executive officers beneficially owned 2.5% of the outstanding Common Stock.

		Shares
		Covered by	Total
		Exercisable	Beneficial
Name	Shares Owned	Options(1)	Ownership

Jon E. Barfield	3,771	75,000	78,771
John W. Barter	64,000	220,000	284,000
Robert E. Beauchamp	104,986	2,183,778	2,288,764
B. Garland Cupp	29,483	250,000	279,483
Meldon K. Gafner	20,000	220,000	240,000
Lew W. Gray	30,000	220,000	250,000
Kathleen A. O’Neil	0	40,000	40,000
George F. Raymond	9,525	224,250	233,775
Tom C. Tinsley	10,000	180,000	190,000
Jerome Adams	24,800	140,625	165,425
Dan Barnea	46,375	645,625	692,000
Darroll Buytenhuys	37,070	560,625	597,695
All directors and executive officers as a group (16 persons)	447,253	5,732,481	6,179,734

(1)	These are shares that may be acquired upon the exercise of stock options exercisable on or within sixty days after July 6, 2004 under BMC’s stock option plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires BMC’s directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of BMC Common Stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish BMC with copies of all Section 16(a) forms that they file related to BMC stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of Common Stock by certain family members are covered by these reporting requirements. As a matter of practice, BMC’s administrative staff assists its directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

      Based on a review of the copies of such forms in its possession, and on written representations from reporting persons, BMC believes that during fiscal 2004, all of its executive officers and directors filed the required reports on a timely basis under Section 16(a) except that one late Form 4 report was filed by Stephen B. Solcher on June 1, 2004 to report a grant of stock options pursuant to BMC’s 1994 Employee Incentive Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

ON EXECUTIVE COMPENSATION

      Our report covers the following topics:

•	Role of the Compensation Committee

•	Executive Compensation Guiding Principles

•	Components of the Executive Compensation Program

•	Compensation of the Chief Executive Officer

Role of the Compensation Committee

      Our committee, which is composed of four non-employee independent directors, is responsible for overseeing and evaluating senior management performance, compensation and succession. A more expansive list of the committee’s responsibilities can be found in the committee’s charter which can be viewed on BMC’s website at www.bmc.com/investors. In carrying out our role, we periodically conduct reviews of compensation practices, however, non-employee director compensation is handled by the Corporate Governance Committee of the Board, and none of the members of that committee serve on the Compensation Committee.

      We annually benchmark the ongoing competitiveness of BMC’s compensation programs to evaluate whether they are achieving the desired goals and objectives summarized in this report. We also review the performance of the senior management team and establish individual compensation levels for each member, having considered the advice of independent, outside consultants in determining whether the amounts and types of compensation BMC provides its senior leaders are appropriate. These outside consultants are hired by, and report directly to, our committee. As part of this responsibility, we administer BMC’s executive compensation program, including the compensation of the Chief Executive Officer. We also ensure that processes are in place for BMC senior leadership to develop and evaluate talent and to ensure the smooth succession of leadership within BMC. We believe that having the appropriate talent in BMC with systems in place to ensure their growth will add significant long-term value to stockholders.

      In 2003, we completed an extensive study of our compensation philosophy and programs with the assistance of Mercer Human Resource Consulting, independent advisors. In 2004, we validated our compensation philosophy and program design as well as reviewed compensation levels with our independent advisors, Pearl Meyer & Partners (“Pearl Meyer”). As part of this process and in addition to our regularly scheduled committee meetings, members of our committee met independently with compensation consultants from Pearl Meyer multiple times throughout the year to discuss BMC’s executive compensation and receive input and advice from Pearl Meyer. As a result of this study and the input received, we have made only minor modifications to our overall program and no change to the executives’ total target cash compensation levels for fiscal 2005. These changes are discussed below.

Executive Compensation Guiding Principles

      The goal of our compensation program is to attract, motivate and retain the highly talented individuals BMC needs to deliver innovative solutions and services to our customers. To this end, we seek to align total compensation for the CEO and other senior executives with the long-term interests of stockholders. The following principles influence the design and administration of our compensation program:

Compensation should be related to performance

      We believe that an executive’s compensation should be tied not just to how the individual executive performs, but also to how well BMC performs against financial goals and objectives. When BMC’s performance is better than the objectives set for the performance period, employees should be paid more and when BMC’s performance does not meet one or more of the key objectives, incentive compensation payouts should reflect this failure to perform. To this extent, our committee measures BMC’s performance in three ways. First, we measure and reward for operating performance against certain financial and operating objectives. Second, we measure BMC’s total stockholder return against the returns of a selected peer group of software companies. Third, we measure and reward for absolute performance delivered to our stockholders. Our committee also incorporates data and forecasts, both internal and external to ensure the appropriateness of the goals set for BMC.

Incentive compensation should balance short and long-term performance

      Through the design of our compensation program, we look to balance the focus of executive management on achieving strong short-term results in a manner that will ensure BMC’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, we have developed both short-term and long-term incentives.

Compensation levels should be competitive

      To achieve the above goals, we review, with assistance from our independent consultants, compensation data from several public and independent sources to ensure that each component of executive compensation, as well as the total compensation, is competitive. Companies selected for the survey are those with whom we compete for executive talent. We target overall executive compensation to deliver pay levels that are competitive with the comparison group of publicly held software companies. If we achieve a set of aggressive and challenging goals and objectives designed to increase stockholder value, our executive officers have the opportunity to earn above-market compensation.

We seek to maximize the tax deductibility of compensation as appropriate

      It is also our goal whenever possible to design the compensation paid to BMC’s Chief Executive Officer and four other most highly compensated executive officers to qualify as performance based and therefore be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We have structured most of our compensation plans so that amounts paid under those plans will be fully deductible. However, some of the compensation cannot be deducted including salary, the value of perquisites and certain bonus payments to the extent that the total annual value of these compensation components exceeds $1 million. Based on the complexity of our business and the rapidly changing nature of our industry, as well as the continued competitive market for outstanding leadership talent, we believe it is appropriate to provide that compensation, even though it may not be fully tax-deductible.

Components of the Executive Compensation Program

      The three primary components of the executive compensation program are: base salary, short-term incentives and long-term incentives. We take into consideration multiple inputs, including internal data, external survey data and the advice of our independent consultants to ensure that each component of the executive compensation program is competitive and fair.

Base Salary

      Our goal is to set base salaries for all executive officers at levels that are competitive with similar positions at other comparable companies. While we conduct surveys annually, we usually adjust salaries for those at a senior level either when our surveys show a significant deviation versus market or to recognize outstanding individual performance. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package, especially for our senior leaders, when BMC is achieving its aggressive goals.

      For fiscal 2004, no market adjustments were made to the senior executives’ salaries as we focused on pay-for-performance and incentive pay opportunities.

Short-term Incentives

      We designed the short-term bonus component of incentive compensation to align officer pay with the quarterly performance of BMC. In fiscal 2004, the measures for quarterly incentives were based on corporate financial performance as measured by earnings per share, excluding special items. This was a change from the previous year to simplify the goals and measures of the program and focus on achieving quarterly EPS targets. BMC fell short of its EPS goals during the year, and short-term incentive payouts reflected this. As a result, for fiscal 2004 short-term incentives for the CEO and senior executive officers were paid at 40% of target. However, BMC revised its business model during the middle of its fiscal year to offer greater flexibility to customers which has resulted in a significant increase in deferred revenue at the expense of current earnings. Our committee and the full Board have supported this change and recognize that increases in overall license bookings reflect a growing business. In recognition of significant increases in license bookings in both the third and fourth fiscal quarters, we awarded shares of restricted stock to the CEO and certain senior executive officers. Each award of restricted stock will vest after one year, assuming continued employment by the officer. The realizable value of the restricted stock grant to each recipient is dependent on future stock performance and continued employment. Based on the value of the shares at the date of grant, the CEO and the officers receiving the grant were awarded total short-term incentives (bonus payments plus restricted stock) equal to 60% of their targeted short-term compensation for the year. This reflects the overall miss in earnings targets but takes into consideration the strong growth in license bookings in the second half of the year.

      For fiscal 2005, we will maintain the current short-term incentive program with one minor adjustment. In addition to measuring quarterly EPS performance, we will also measure annual total bookings to reflect the change in BMC’s business model discussed above. The goal for the incentive program in fiscal 2005 is to maintain consistent quarterly EPS achievement and to drive year-over-year total bookings growth. Total bookings measures new business for BMC and includes all new license and maintenance business, regardless of whether such business is recognized in the current period or over time.

Long-term Incentives

      Effective for fiscal 2004, several changes were implemented to our long-term incentive program as a result of the compensation philosophy and programs review discussed earlier in this report. These changes included replacement of a portion of the long-term incentive previously provided in the form of stock option grants with a new long-term incentive plan for the senior officers of BMC. Under this plan, participants are eligible to receive a cash payment for relative stock performance against peers over a three-year period. This program is explained in greater detail beginning on page 24.

      We will continue utilizing stock options and the long-term incentive program to align executives with stockholder interests. We believe that awards of stock options are in the best interest of BMC’s stockholders and that they are highly motivational and further align employees with stockholder interests. We generally make grants of stock options to officers once a year. These annual grants have an exercise price equal to the fair market value of a share of Common Stock on the day we grant the options. Historically, these option grants generally vest within four years and expire ten years from the date of the grant. Target grant guidelines are developed based on our market compensation benchmarking. Actual grants awarded to individuals are adjusted based on each officer’s individual performance, retention considerations and other special circumstances. The long-term incentive plan is designed to focus the executives on total stockholder return by measuring BMC’s total stockholder return against the returns of a peer group of companies with higher payouts under the plan awarded for achieving higher relative returns than the peer group.

Compensation of the Chief Executive Officer

      Our committee, which is composed of four non-employee independent directors, is responsible for overseeing and making recommendations to the independent members of the full Board with respect to the compensation of BMC’s CEO. The compensation for BMC’s CEO is comprised of base salary, cash incentives and longer-term equity incentives as described above. In determining the CEO’s compensation, we consider BMC’s overall performance, including achievement of the operational targets discussed above and investor return. We also consider Mr. Beauchamp’s individual performance, vision and leadership, and market survey data for peer group companies. We also utilize input from our independent consultants at Pearl Meyer. Based upon these factors, we established Mr. Beauchamp’s base salary for fiscal 2004 at $600,000, unchanged from the prior year despite being below market competitive. Mr. Beauchamp was provided additional incentive opportunity as part of his fiscal 2004 plan. This decision was made to focus the CEO’s compensation package more heavily towards performance-based incentives consistent with our executive compensation guiding principles. Mr. Beauchamp participates in the short-term incentive plan described above and received cash bonuses totaling $460,800, representing 40% of his annual incentive target, based on meeting certain EPS thresholds. In addition, as explained above, Mr. Beauchamp was awarded a grant of 13,824 shares of restricted stock, vesting after one year assuming continued employment, in recognition of BMC’s license bookings growth in the second half of fiscal 2004.

      Mr. Beauchamp participates in the long-term incentive plan described above. Because the three-year cash incentive program began in fiscal 2004, there were no payouts under this plan in fiscal 2004. In fiscal 2004, Mr. Beauchamp was granted an option to purchase an aggregate of 580,000 shares at an exercise price of $14.935 per share. The shares subject to this option vest 6.25% per three-month period over a four-year period. In awarding these grants, we considered Mr. Beauchamp’s performance in leading BMC and an assessment of equity grants made to CEOs of other peer group companies. These grants are intended to maintain Mr. Beauchamp’s compensation at a competitive level and to align his interests with those of our stockholders.

      Mr. Beauchamp’s total target cash compensation for fiscal year 2005 will remain the same as his target for fiscal year 2004. However, based, in part, on external survey data and the recommendation of our consultants at Pearl Meyer, we have decided to re-allocate the cash compensation to make the base salary component more competitive. Accordingly, for fiscal year 2005 Mr. Beauchamp’s base salary will be increased by $100,000 to $700,000, an amount which is still below market competitive levels, and his incentive compensation target will be lowered by a corresponding $100,000 to 150% of base salary. We believe that Mr. Beauchamp’s incentive target of 150% of his base salary will continue to maintain the focus on near-term performance.

Conclusion

      In fulfilling the charter of the Compensation Committee, the undersigned members of the committee are satisfied that the fiscal 2004 executive compensation was consistent with stockholder interests and believe that the fiscal 2005 compensation plan continues to encapsulate stockholder interests. With the advice of independent advisors, we designed the fiscal 2005 compensation plan with consideration for the current executive compensation environment, the needs of the business and alignment with stockholder interests. We will continue to monitor the external environment and manage the plan with rigor to ensure that stockholder and BMC interests are being fulfilled.

Submitted by:

COMPENSATION COMMITTEE

Meldon K. Gafner (Chairman)

B. Garland Cupp
Lew W. Gray
Tom C. Tinsley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of the members of the Compensation Committee were officers or employees or former officers or employees of BMC or any of our subsidiaries during fiscal 2004, or had any relationship otherwise requiring disclosure.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

      BMC has an employment agreement with Robert E. Beauchamp which provides that Mr. Beauchamp is entitled to an annual base salary of $700,000 and a target annual cash bonus of up to 200% of his base salary which target has been established by the Compensation Committee at 150% for fiscal 2005. The actual amount of any cash bonus is based on performance and is subject to the achievement of certain performance objectives discussed above; however, the Board will make the decision, in its sole discretion, as to whether such objectives were met. This employment agreement provides that in the case of a termination of employment by BMC without cause, as defined in the agreement, or by Mr. Beauchamp for good reason, as defined in the agreement, Mr. Beauchamp would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount. This employment agreement also provides that in the event of a termination of employment without cause or for good reason within 12 months of a change of control of BMC, Mr. Beauchamp would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount, would vest fully in outstanding options and would continue to receive medical insurance benefits at no cost for up to eighteen months. In consideration of the benefits bestowed under the employment agreement, the agreement restricts competitive activities for two years after termination, prohibits disclosure of BMC confidential information and prohibits solicitation of BMC employees, and receipt of severance benefits is contingent upon execution of a release of claims.

      BMC also has employment agreements with each of the Named Executive Officers under “Executive Compensation” on page 23. Under these employment agreements, Jerome Adams receives an annual base salary of $400,000; Dan Barnea receives an annual base salary of $425,000; and Darroll Buytenhuys receives an annual base salary of $425,000. In addition, each executive is entitled to a target annual cash bonus equal to a percentage of his annual base salary, as follows: Mr. Adams — 100%; Mr. Barnea — 125%; and Mr. Buytenhuys — 150%. The actual amount of any such cash bonus is based on performance. Each employment agreement provides that in the case of a termination of employment by BMC without cause, as defined in the agreement, or by the executive for good reason, as defined in the agreement, the executive would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount. Each employment agreement also provides that in the event of a termination of employment without cause or for good reason within 12 months of a change of control of BMC, the executive would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount, would vest fully in outstanding options and would continue to receive medical and life insurance benefits at no cost for eighteen months. In consideration of the benefits bestowed under the employment agreement, each agreement restricts competitive activities for two years after termination, prohibits disclosure of BMC confidential information and prohibits solicitation of BMC employees. Prior to the termination of his employment on March 31, 2004, Jeffrey S. Hawn had an employment agreement with BMC with similar terms as those described in this paragraph. In connection with the termination of his employment and pursuant to the terms of his employment agreement, Mr. Hawn was paid severance of $1,912,500.

EQUITY COMPENSATION PLANS

      The following table summarizes share and exercise price information about BMC’s equity compensation plans as of March 31, 2004.

			Number of Shares
			of Common Stock
			Remaining
			Available for
			Future Issuance
			Under Equity
			Compensation
	Number of Shares of		Plans (Excluding
	Common Stock to		Shares of
	be Issued upon	Weighted-Average	Common Stock
	Exercise of	Exercise Price of	Reflected in
Plan Category	Outstanding Options	Outstanding Options	Column (a))

	(a)(1)	(b)	(c)

Equity compensation plans approved by security holders(2)	17,321,015	$22.2020	16,588,177 (4)
Equity compensation plans not approved by security holders(3)	19,004,618	$18.2002	2,626,755

Total	36,325,633	$20.1084	19,214,932

(1)	Various stock option plans (the “Assumed Plans”) were assumed by BMC in connection with BMC’s acquisitions by merger of BGS Systems, Inc. in 1998, Boole & Babbage, Inc. in 1999 and Evity, Inc. in 2000. No future options will be issued under the Assumed Plans. As of March 31, 2004, options to purchase an aggregate of 249,098 shares of Common Stock at a weighted-average exercise price of $23.4947 were outstanding under the Assumed Plans.

(2)	Includes BMC’s 1990 Stock and Incentive Plan, 1994 Nonemployee Directors’ Stock Option Plan, 1994 Employee Incentive Plan, 2002 Nonemployee Director Stock Option Plan and 2002 Employee Incentive Plan. No further awards may be granted under the 1990 Stock and Incentive Plan and the 1994 Nonemployee Directors’ Stock Option Plan.

(3)	BMC’s 2000 Employee Stock Incentive Plan and 2000 Stock Option Plan have not been approved by BMC’s stockholders. The material provisions of each of these plans are described below.

(4)	Includes 2,339,382 shares of Common Stock available for issuance pursuant to BMC’s 1996 Employee Stock Purchase Plan.

Material Features of Plans Not Approved by Stockholders

      BMC’s 2000 Employee Stock Incentive Plan was adopted by the Board to enable BMC to recruit, retain and motivate its non-executive employees with equity-based incentives, primarily employee stock options. Employees and consultants of BMC are eligible to receive grants under the plan, and the plan is administered by the Compensation Committee of the Board. BMC has not granted any awards to its executive officers under this plan. An aggregate of 22,000,000 shares of Common Stock were reserved for awards under the plan. As of March 31, 2004, options to purchase 18,932,118 shares of Common Stock were outstanding under the plan and an aggregate of 2,626,755 shares of Common Stock remained available for awards under the plan. To date, no shares of restricted stock have been granted under the plan. Awards of stock options and restricted stock are available under the plan. The exercise price per share of Common Stock for options granted under the plan is determined by the Compensation Committee; provided, that the exercise price is not less than the fair market value of shares of Common Stock at the date the option is granted. The term of each stock option is specified by the Compensation Committee. To date, all stock options granted under the plan have a ten-year term from the date of grant. Under the plans, shares of Common Stock that are the subject of a restricted stock award are subject to restrictions on disposition by the holder and an obligation of the holder to forfeit and surrender the shares to BMC under certain circumstances. These conditions are determined by the Compensation Committee but may include: the attainment of one or more performance targets, the holder’s continued employment with BMC for a specified period of time, the occurrence of a specified event or condition or a combination of any of the foregoing. In general, in the event of a change of control of BMC, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change of control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change of control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change of control event (merger, sale of assets or otherwise), if immediately prior to such change of control event the holder had been a stockholder.

      BMC’s 2000 Stock Option Plan was adopted by the Board in connection with BMC’s acquisition by merger of Evity, Inc. Certain stockholders of Evity, including consultants of Evity, were granted options to purchase shares of Common Stock as additional consideration in connection with the acquisition. An aggregate of 600,000 shares of Common Stock were authorized under this plan, and options to purchase 400,000 shares of Common Stock were granted to former stockholders, employees and consultants of Evity at the closing of the merger on April 25, 2000. As of March 31, 2004, options to purchase 72,500 shares of Common Stock were outstanding under this plan. BMC does not have any current plans to issue any additional options under this plan. Only awards of stock options were available under the plan. The exercise price per share of common stock for options granted under the plan was equal to the fair market value of shares of Common Stock at the date such option was granted. All stock options granted under the plan have a ten-year term from the date of grant. In general, in the event of a change of control of BMC, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change of control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change of control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change of control event (merger, sale of assets or otherwise), if immediately prior to such change of control event the holder had been a stockholder.

EXECUTIVE COMPENSATION

      The following tables and notes thereto present information concerning the cash compensation, restricted stock grants, stock option grants and stock option exercises of BMC’s Chief Executive Officer and the four most highly compensated executive officers of BMC, other than the Chief Executive Officer, serving as executive officers at the end of fiscal 2004 (the “Named Executive Officers”). BMC’s compensation policies are discussed above under the heading “Report of the Compensation Committee of the Board on Executive Compensation.”

Summary Compensation

						Long-Term Compensation
		Annual Compensation
							Securities
				Other Annual		Restricted	Underlying	All Other
	Fiscal			Compensation		Stock	Options	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)		Award($)	(#)	($)

Robert E. Beauchamp	2004	600,000	460,800	76,534	(3)	232,381	580,000	6,134	(6)
President and Chief	2003	600,000	1,100,050	188,920	(3)	—	875,000	5,860
Executive Officer	2002	600,000	1,019,836	—		—	—	6,185

Jerome Adams(1)	2004	400,000	160,000	—		80,688	130,000	8,479	(6)
Senior Vice President of	2003	250,000	337,834	—		—	200,000	6,837
Administration

Dan Barnea	2004	425,000	212,500	—		107,164	210,000	—
Senior Vice President of R&D	2003	425,000	649,335	—		—	260,000	—
	2002	425,000	601,985	—		—	—	—

Darroll Buytenhuys	2004	422,916	255,000	217,986	(4)	128,597	210,000	8,631	(6)
Senior Vice President of	2003	399,996	733,366	252,869	(4)	—	260,000	7,010
Worldwide Sales,	2002	399,996	679,890	299,638	(4)	—	—	11,134
Services and Marketing

Jeffrey S. Hawn(2)	2004	425,004	212,500	1,009,183	(5)	—	210,000	1,918,108	(7)
	2003	425,004	649,335	1,068,367	(5)	—	260,000	9,500
	2002	425,004	601,985	1,127,550	(5)	—	—	1,008

(1)	Mr. Adams was appointed an executive officer of BMC during fiscal 2003.

(2)	Mr. Hawn’s employment with BMC ended on March 31, 2004.

(3)	Includes $48,969 for 2004 and $146,686 for 2003 which represents the incremental cost to BMC for the personal use by Mr. Beauchamp of BMC’s fractional interest in corporate aircraft. The Board permits Mr. Beauchamp to use BMC’s interest in corporate aircraft up to twelve trips per year for personal use, in part, as an additional benefit. During fiscal 2004, Mr. Beauchamp utilized this benefit for six trips.

(4)	Includes $207,586, $199,464 and $139,044 for fiscal 2004, 2003 and 2002, respectively, for payment of foreign taxes and tax equalization for Mr. Buytenhuys during his time working outside the United States as an expatriate.

(5)	Represents principal and interest forgiven during the respective fiscal year on loans given in fiscal 2002 and previously described in prior year proxy statements.

(6)	Includes $4,000 of matching contributions under BMC’s 401(k) plan with the remainder representing BMC’s payments of insurance premiums for term life insurance for the Named Executive Officer.

(7)	Includes $1,912,500 severance payment pursuant to Mr. Hawn’s employment agreement with BMC described under “Employment Contracts and Change of Control Arrangements.” Also includes $4,000 of matching contributions under BMC’s 401(k) plan with the remainder representing BMC’s payments of insurance premiums for term life insurance for Mr. Hawn.

Option Grants in Last Fiscal Year

      The following table set forth certain information on option grants in fiscal 2004 to the Named Executive Officers.

	Individual Grants				Potential Realizable Value at
					Assumed Annual Rates of
	Number of	Percent of Total			Stock Price Appreciation for
	Securities	Options Granted			Option Term of 10 Years(2)
	Underlying Options	to Employees in	Exercise Price
Named Executive Officer	Granted (#)(1)	Fiscal Year	($/Share)	Expiration Date	5%	10%

Robert E. Beauchamp	580,000	6.15	$14.935	April 29, 2013	$5,446,854	$13,805,108
Jerome Adams	130,000	1.38	$14.935	April 29, 2013	$1,220,847	$3,094,248
Dan Barnea	210,000	2.22	$14.935	April 29, 2013	$1,972,137	$4,998,401
Darroll Buytenhuys	210,000	2.22	$14.935	April 29, 2013	$1,972,137	$4,998,401
Jeffrey S. Hawn	210,000	2.22	$14.935	April 29, 2013	$1,972,137	$4,998,401

(1)	All options listed were granted pursuant to the 1994 Employee Incentive Plan. The option exercise price is the market price when granted; the options have a term of 10 years and vest 6.25% per quarter over four years.

(2)	Potential realizable values are based on the assumed annual growth rates for each of the grants shown over their 10-year option term. Such increases in values are based on speculative assumptions and should not inflate expectations of the future market value of BMC’s Common Stock.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

      The following table provides information on option exercises in fiscal 2004 by the Named Executive Officers and the value of such officers’ unexercised options at March 31, 2004 using the closing market price of $19.55.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
	Shares		Year-End (#)		at Fiscal Year-End ($)
	Acquired On	Value
	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert E. Beauchamp	—	—	1,863,778	1,406,250	1,148,288	4,114,038
Jerome Adams	—	—	74,375	255,625	436,241	1,458,709
Dan Barnea	—	—	501,875	418,125	373,791	1,363,659
Darroll Buytenhuys	—	—	449,875	405,125	373,791	1,363,659
Jeffrey S. Hawn	30,000	150,150	461,875	428,125	438,066	1,431,234

Long-Term Incentive Plans — Awards in Last Fiscal Year

      In May 2003, the Compensation Committee approved a Long-Term Incentive Performance Award (“LTIP”) Program and granted awards under that program to selected senior executives, including the Named Executive Officers. The LTIP Program is designed to drive value creation through total stockholder return (“TSR”) performance measures, to retain top-performing and critical employees, and to reward senior executives for exceptional performance compared to their peers. The LTIP Program is also designed to reduce BMC’s use of option grants for senior executives and, therefore, its dilution levels. The total long-term incentive amount for each senior executive is allocated between options and long-term performance cash under the LTIP Program.

      The targeted LTIP cash award amount for each participant is dependent on BMC’s TSR relative to a group of BMC’s competitors over the course of the performance period. If BMC does not achieve a certain threshold TSR relative to the TSR for the competitive group, no payout will occur. Typically, the performance period under the LTIP Program will be a three-year period. For the first period, the Compensation Committee established two performance periods and split the targeted cash amount for each participating officer 50% for each performance period. The first performance period is eighteen months — April 1, 2003 through September 30, 2004, and the second performance period is three years — April 1, 2003 through March 31, 2006.

      Generally, if a participant is no longer employed by BMC due to disability or death, then targeted cash amounts are prorated. In the event of a change in control, then targeted cash amounts are prorated as well based on relative TSR as if the performance period ends on the date of the change in control. In the event of terminations other than death or disability, awards are forfeited.

      Because the amount of an executive’s LTIP Program bonus is dependent upon the TSR objectives for the performance period, the exact amount of the payout (if any) to an executive under the program cannot be determined at this time. The following tables describe the hypothetical amounts that would be payable to Named Executive Officers assuming that threshold, target and maximum levels of TSR performance metrics are met.

		Hypothetical Estimated Future Payouts Under
		Non-Stock Price-Based Plans (Cash)

	Performance or Other	Below	Threshold
	Period Until	Threshold	Value	Target Value	Hypothetical Maximum Value
Name	Maturation or Payout	Value ($)	($)(1)	($)(2)	($)(3)

Robert E. Beauchamp	4/1/03 - 9/30/04	0	35,000	700,000	1,050,000
Jerome Adams	4/1/03 - 9/30/04	0	7,500	150,000	225,000
Dan Barnea	4/1/03 - 9/30/04	0	12,500	250,000	375,000
Darroll Buytenhuys	4/1/03 - 9/30/04	0	12,500	250,000	375,000

		Hypothetical Estimated Future Payouts Under
		Non-Stock Price-Based Plans (Cash)

	Performance or Other	Below	Threshold
	Period Until	Threshold	Value	Target	Hypothetical Maximum Value
Name	Maturation or Payout	Value ($)	($)(1)	Value ($)(2)	($)(3)

Robert E. Beauchamp	4/1/03 - 3/31/06	0	35,000	700,000	1,050,000
Jerome Adams	4/1/03 - 3/31/06	0	7,500	150,000	225,000
Dan Barnea	4/1/03 - 3/31/06	0	12,500	250,000	375,000
Darroll Buytenhuys	4/1/03 - 3/31/06	0	12,500	250,000	375,000

(1)	Threshold Values equal the payouts under the LTIP Program if BMC achieves the minimum performance of being ranked in the 31st percentile amongst its peer group for TSR during the respective performance period.

(2)	Target Values equal the payouts under the LTIP Program if BMC is ranked in the 70th percentile amongst its peer group for TSR during the respective performance period.

(3)	Maximum Values equal the payouts under the LTIP Program if BMC is ranked in the 80th percentile or above amongst its peer group for TSR during the respective performance period.

      Awards under the LTIP Program were made pursuant to the BMC Software, Inc. 2002 Employee Incentive Plan which was approved by BMC stockholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

      The Audit Committee of the Board of Directors is composed of four independent directors as defined by the listing standards of the NYSE and the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board of Directors.

      The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of BMC’s financial statements and the process that produces them, (ii) BMC’s compliance with legal and regulatory requirements, (iii) the quality and integrity of BMC’s risk management process and (iv) the qualifications and independence of the independent auditors. The Audit Committee also oversees the performance of BMC’s internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent auditors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditor. The Audit Committee provides advice, counsel and direction to management and the auditors on the basis of information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

      The Audit Committee has met and reviewed and discussed BMC’s audited financial statements as of and for the year ended March 31, 2004, with BMC’s management, which has the primary responsibility for BMC’s financial statements as well as BMC’s independent auditors, Ernst & Young LLP, who are responsible for performing an independent audit of BMC’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.

      The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communicating with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with Ernst & Young LLP their independence. The Audit Committee also considered whether Ernst & Young LLP’s non-audit services to BMC were compatible with their independence and concluded their independence was not compromised by the provision of such services.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in BMC’s Annual Report on Form 10-K for the year ended March 31, 2004, for filing with the SEC.

Submitted by:

AUDIT COMMITTEE

George F. Raymond (Chairman)

Jon E. Barfield
John W. Barter
Kathleen A. O’Neil

PERFORMANCE GRAPH

      The following indexed graph indicates the yearly change in cumulative total stockholder return for BMC’s Common Stock for the five-year period ended March 31, 2004 as compared with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Systems Software Index. This graph assumes a $100 investment at the beginning of such period and the reinvestment of all dividends.

	1999	2000	2001	2002	2003	2004

BMC Common Stock	100.00	133.22	58.01	52.48	40.72	52.75
S&P 500 Index	100.00	117.94	92.38	92.60	69.67	94.14
S&P Systems Software Index	100.00	154.48	72.98	75.36	59.42	66.52

STOCKHOLDER PROPOSALS

      Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in BMC’s proxy materials and for presentation at the 2005 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by BMC’s Secretary no later than March 22, 2005.

      In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in BMC’s bylaws, in order for a nomination of persons for election to BMC’s Board or a proposal of business to be properly brought before BMC’s Annual Meeting of Stockholders, it must be either specified in the notice of the meeting given by BMC or otherwise brought before the meeting by or at the direction of BMC’s Board of Directors or by a stockholder of BMC entitled to vote at the meeting and who complies with the following notice procedures.

      For nominations or other business to be properly brought before an annual meeting by a stockholder the stockholder must give timely notice thereof in writing to the Secretary of BMC and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice must be delivered to the Secretary of BMC at BMC’s principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date on which BMC first mailed its proxy materials for the preceding year’s annual meeting. For a stockholder nomination for election to BMC’s Board or a proposal of business to be considered at the 2005 Annual Meeting of Stockholders, it should be properly submitted to BMC’s Secretary no earlier than May 6, 2005 and no later than June 5, 2005. However, if the date of the 2005 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made.

      For each individual that a stockholder proposes to nominate as a director, such notice must set forth all of the information required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case under applicable law. For any other business that a stockholder desires to bring before an annual meeting, the stockholder must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides notice for either event described above, such notice must include the following information:

•	the name and address of the stockholder as it appears on BMC’s books;

•	the name and address of the beneficial owner, if any, as it appears on BMC’s books; and

•	the class or series and the number of shares of BMC stock that are owned beneficially and of record by the stockholder and the beneficial owner.

      If BMC increases the number of directors to be elected at an annual meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by BMC at least 55 days prior to the anniversary of the date the previous year’s proxy statement was first mailed to stockholders, a stockholder’s notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to BMC’s Secretary at the address indicated on page 1 of this proxy statement not later than the close of business on the 10th day following the day on which the public announcement is first made.

ANNUAL REPORT ON FORM 10-K

      BMC has furnished a copy of BMC’s Annual Report, as filed with the SEC, including the financial statements and the financial statement schedules thereto to each person whose proxy is being solicited. BMC’s Annual Report and exhibits thereto may be viewed on the Internet at www.bmc.com/investors or at

www.sec.gov. BMC will furnish to any such person any exhibit described in the list accompanying the Annual Report. Requests for copies of such report and/or exhibit(s) should be directed to Mr. Robert H. Whilden, Jr., 2101 CityWest Blvd., Houston, Texas 77042.

OTHER INFORMATION

      Transfer Agent. Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates to: EquiServe Trust Company, N.A., P.O. Box 219045, Kansas City, MO 64121-9045. BMC’s transfer agent may also be reached via the Internet at http://www.equiserve.com, by telephone at (877)282-1168 or by facsimile at (617)360-6900.

      The cost of soliciting proxies in the accompanying form will be borne by BMC. In addition to solicitations by mail, a number of officers, directors and regular employees of BMC may, if necessary to ensure the presence of a quorum and at no additional expense to BMC, solicit proxies in person or by telephone. BMC also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

      The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

By Order of the Board of Directors

ROBERT H. WHILDEN, JR.
Secretary

Houston, Texas

July 19, 2004

VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
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VOTE BY MAIL
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Do not return your Proxy Card if you are voting by Telephone or Internet

123,456,789,012.00000
è 000000000000
A/C	1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☑

BMCSF1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BMC SOFTWARE, INC.

Vote On Directors	02	0000000000	214958324462

1.	Election of nine directors to serve until the Company’s 2005 Annual Meeting:

Nominees:	(01) B. Garland Cupp, (02) Robert E. Beauchamp, (03) Jon E. Barfield, (04) John W. Barter, (05) Meldon K. Gafner, (06) Lew W. Gray, (07) Kathleen A. O’Neil, (08) George F. Raymond and (09) Tom C. Tinsley.

For	Withhold	For All
All	All	Except

☐	☐	☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

Vote On Proposal		For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2005.	☐	☐	☐

(PLEASE RETURN THIS SIGNED PROXY CARD IN THE ACCOMPANYING ADDRESSED ENVELOPE)

Note: Joint owners must each sign. Please sign your name exactly as it appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

MARK HERE FOR ADDRESS CHANGE/COMMENTS AND NOTE ON THE REVERSE SIDE.	☐

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Please indicate if you plan to attend this meeting	☐	☐

AUTO DATA PROCESSING
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ATTENTION:
TEST PRINT
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EDGEWOOD, NY
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123,456,789,012
055921100

Signature [PLEASE SIGN WITHIN BOX]	Date	P01565	Signature (Joint Owners)	Date	42

PROXY

BMC SOFTWARE, INC.

PROXY FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert E. Beauchamp and Robert H. Whilden, Jr. and each of them, with or without the other, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders of BMC Software, Inc. (the “Company”), to be held in the Emerson Room at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, on August 24, 2004, at 10:00 a.m., local time, and all adjournments and postponements thereof.

     If shares of BMC Software, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of BMC Software, Inc. Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

     This proxy will be voted as you specify on the reverse side. If no specification is made, this proxy will be voted with respect to item (1) FOR the nominees listed, (2) FOR ratification of the appointment of Ernst and Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2005.

Address Change/Comments:

(If you noted an Address Change/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE
SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE
SIDE